Exhibit 10.33

SALES PROMOTION ADDENDUM TO GOOGLE ADWORDS PSP ADDENDUM

This addendum (“Sales Promotion Addendum”) to the Google AdWords PSP Addendum (as defined below) is entered into by and between:

(1)	Google Ireland Limited, a company incorporated under the laws of Ireland whose principal place of business is at Gordon House, Barrow Street, Dublin 4, Ireland (“Google ”); and

(2)	ReachLocal Europe B.V., whose registered office/principal place of business is at Strawinskylaan 865, 1077 XX Amsterdam, Netherlands (“Partner”).

INTRODUCTION

(A)	Partner and Google are parties to the Google Advertising Program Terms (the “Ads Terms”) and the Google AdWords PSP Addendum (“PSP Addendum”), which is an addendum to the Ads Terms.

(B)

The PSP Addendum governs the rights and obligations of PSPs (as defined in the PSP Addendum) incorporated in a number of territories. Under it, all rights and obligations with respect to PSPs incorporated in Europe, Asia and Australia will be that of Partner. All rights and obligations with respect to PSPs in North America, South America, Asia, Australia, Brazil and Mexico will be that of certain other Affiliates of Partner.

(C)

Partner and Google would like to run sales promotion(s) (“Promotion”) in Europe which provide Google-funded incentives to reward Eligible Qualified Advertisers and New Advertisers (both as defined below) for investing into the AdWords Program.

(D)	The parties now wish to supplement and amend the PSP Addendum in accordance with the agreed terms of this Promotion, as set out in this Sales Promotion Addendum.

AGREED TERMS

1.	Definitions and Interpretation

1.1	In this Sales Promotion Addendum, the following terms shall have the following meanings:

“Customer ID Number” means the unique number assigned to the AdWords account of each Qualified Advertiser, New Advertiser, or Eligible Qualified Advertiser, by the AdWords platform.

“Eligible Qualified Advertiser” means a Qualified Advertiser who:

(a)	is not a New Advertiser; and

(b)	has met the Qualified Advertiser New Budget Requirement.

“New Advertiser” means an Advertiser that: (a) is referred to, and activated in, the AdWords Program by Partner pursuant to this Promotion; (b) is acquired by Partner’s wholly owned and controlled direct sales force or a permitted subcontractor pursuant to this Promotion; (c) does not have, directly or indirectly, a Google AdWords account that has been active, as determined by Google, in the 90 calendar day period before a PSP attempts to activate such Advertiser in the AdWords Program; (d) is accepted into the AdWords Program by Google and is not or does not become disqualified by Google as permitted in the PSP Addendum or this Sales Promotion Addendum; and (e) has met the New Advertiser Budget Requirement. Unless Google provides written notice to the contrary, New Advertiser will not include any Advertisers that have an active Google AdWords account with an agency or reseller that Partner acquires or designates as a Channel Partner at the time of such acquisition or designation.

“New Advertiser Budget Requirement” is the investment towards the AdWords Program required by a New Advertiser in order to be eligible for a Reward pursuant to this Promotion, as agreed by Partner and Google in writing (including by e-mail). “Qualified Advertiser New Budget Requirement” is the new and additional investment towards the AdWords Program required by Eligible Qualified Advertiser in order to be eligible for a Reward pursuant to this Promotion, as agreed in advance by Partner and Google in writing (including by e-mail).

“Reward(s)” means reward(s) to be provided to New Advertisers and Eligible Qualified Advertisers under this Promotion which are intended to incentivise new business for the AdWords Program, as agreed in advance by Partner and Google in writing (including by e-mail).

“Sales Promotion Addendum Effective Date” means the later of the two signature dates below.

“Territories” or “Territory” means the country or countries in Europe in which Partner is permitted to run the Promotion(s).

1.2	Capitalised terms used but not defined in this Sales Promotion Addendum shall have the same meaning as in the PSP Addendum.
1.3	If any term in this Sales Promotion Addendum conflicts with any term in the PSP Addendum then this Sales Promotion Addendum shall prevail.

2.	Term
2.1.

This Sales Promotion Addendum shall commence from the Sales Promotion Addendum Effective Date and, save where terminated earlier in accordance with the PSP Addendum, shall last until the expiry of the Term of the PSP Addendum (the “Sales Promotion Addendum Term”).

3.	Agreeing Rewards and communicating the Promotion
3.1.	Google and Partner will agree in writing (including by e-mail):
(a)	the Rewards (including a maximum value per Reward which Google will reimburse, if applicable);
(b)	the New Advertiser Budget Requirement;
(c)	the Qualified Advertiser New Budget Requirement; and
(d)	the Territories.
3.2.

Once the items in clause 3.1 are agreed by Google and Partner, Partner will contact its Qualified Advertisers and potential New Advertisers to inform them of the Promotion. Such communication may be made by post, e-mail, telephone or in person.

3.3.	Partner is responsible for informing Qualified Advertisers and potential New Advertisers of all potential Rewards and the applicable criteria in order to qualify for them.

4.	The Rewards
4.1.	Each New Advertiser and Eligible Qualified Advertiser is eligible for a maximum of one Reward each.
4.2.

Google products. Where New Advertisers or Eligible Qualified Advertisers have qualified to receive a Google product under this Promotion, Partner is solely responsible for purchasing the products and distributing them to New Advertisers and Eligible Qualified Advertisers. Google products will be purchased by Partner from the Google Play Store.

4.3.	Google will reimburse to Partner the purchase price of the Rewards which are Google products in accordance with the requirements of clause 6 below.
4.4.

Business photo shoot. Where New Advertisers or Eligible Qualified Advertisers have qualified to receive a Reward which includes a professional photograph shoot for its place of business (the “Photo Shoot”) under the Promotion, Partner will liaise with the New Advertiser or Eligible Qualified Advertiser in order to arrange the delivery of the Photo Shoot in a reasonable timeframe.

4.5.	Photo Shoots will be arranged only with Google-approved photographers. A list of Google-approved photographers will be provided to Partner on reasonable request.
4.6.	Partner shall use reasonable endeavours to commission a single photographer for multiple recipients in order to secure a group booking discount.
4.7.

Google will reimburse Partner the cost of Photo Shoots in accordance with the requirements of clause 6 below. The amount to be reimbursed per recipient will be up to a maximum cost, as agreed between Google and Partner in writing (including by e-mail).

4.8.

Business website. Where New Advertisers or Eligible Qualified Advertisers receive a Reward under the Promotion, which includes the development of a bespoke website for their business (“Website”), Partner will liaise with the New Advertiser or Eligible Qualified Advertiser in order to deliver the Website to them in a reasonable timeframe.

4.9.

Partner will develop Websites to a high professional standard, incorporating good, industry-standard security measures, and shall not represent that such Websites are developed or endorsed in any way by Google.

4.10.

Partner shall make clear in its own terms and conditions with the Advertiser the extent to which the Advertiser is responsible for the content of the Website and the Advertiser’s responsibility to pay any ongoing costs.

4.11.

Google will reimburse Partner the development cost of the Website(s) in accordance with the requirements of clause 6 below. Google’s reimbursement to Partner will be up to a maximum cost per Website as agreed between Google and Partner in writing (including by e-mail).

4.12.

Partner will ensure that no charges are payable by Advertisers in respect of Rewards (except, in the case of Websites only, as expressly agreed by the Advertiser as a condition of entering the Promotion, and in any event without any double counting of costs reimbursed by Google).

5.	Promotion(s) during the Addendum Term
5.1.	Google and Partner may agree in writing (including by e-mail):
(a)	the number of Promotions that will be run during the Sales Promotion Addendum Term.
(b)	that a Promotion will only take place for a limited period (the “Promotion Term”).

6.	Reimbursement of Rewards
6.1.

Advertiser data. In order for Partner to be reimbursed by Google for Rewards, Partner will provide certain information to Google (the “Advertiser Data”) to enable Google to verify the Rewards have been properly awarded under the terms of this Sales Promotion Addendum.

6.2.	The Advertiser Data will be provided in respect of all New Advertisers and Eligible Qualified Advertisers.
6.3.	The Advertiser Data will include:
(a)	the Customer ID Number;
(b)	any URL(s);
(c)	the business name(s);
(d)	the contract term in place between Partner and New Advertiser/Eligible Qualified Advertiser;
(e)	the Retail Price; and
(f)	the budget spend to date of New Advertiser/Eligible Qualified Advertiser.
6.4.

Receipts. Partner will provide to Google all receipts and invoices for all Rewards paid for by Partner for which it is seeking reimbursement by Google (the “Receipts”), save for the Websites which will be developed by Partner itself and for which Receipts will not be available.

6.5.

Partner will provide the Advertiser Data and the Receipts to Google 30 days after the Promotion Term, or on such other date (or dates) as agreed by Partner and Google in writing (including by e-mail). For the avoidance of doubt, the Advertiser Data and the Receipts should be received by Google no later than 45 days before the expiry of the Term.

6.6.	Google verification process. Google will vet the Advertiser Data and the Receipts to verify which Rewards are eligible, in Google’s sole discretion, for reimbursement by Google under this Promotion.
6.7.	Google will provide reasonable evidence to Partner of the Rewards which Google has verified as eligible for reimbursement under this Promotion.
6.8.

Google will reimburse Partner for the cost of the Rewards which have been approved by Google under this clause 6. Payment will be made by bank transfer within 45 days of the Receipts and Advertiser Data being provided to Google.

7.	Partner obligations
Partner is responsible for:

(a)	having its own terms and conditions with potential New Advertisers and potential Eligible Qualified Advertisers (“Participants”) in relation to this Promotion, which must:
i.	be compliant with all applicable laws and regulations;

ii.	include an accurate description of all potential Rewards;
iii.

make clear to Participants that Rewards are offered to the Participant as an entity, and that employees, contractors, and agents of the Participant may not obtain any Reward for their personal use in their personal capacity;

iv.	make clear to Participants that Rewards are non-transferable, and only for use by the business;
v.	inform Participants that their Advertiser Data will be shared with Google in order to verify that the Rewards have been properly awarded by Partner under the terms of the Promotion;
vi.	state that by participating in the event the Participant will be providing its consent to do so;
(b)	providing Google with all information reasonably required for the operation of this Promotion;
(c)	ensuring that no employees, contractors, agents or entities participate in this Promotion who are not eligible to take part; and
(d)	carrying out all activities in relation to the Promotion and this Sales Promotion Addendum in accordance with all applicable laws and the terms of the Agreement.

8.	Other conditions
8.1.	The following are not eligible to participate in the Promotion:
(a)	entities that are wholly or partially government-owned or government-controlled, or any employees, contractors or agents of such entities;
(b)	employees, contractors or agents of any Participant in their personal capacity.
8.2.	Google is not responsible for:
(a)	reimbursing the costs of any taxes chargeable for the receipt of the Rewards by Eligible Qualified Advertiser or New Advertiser; or
(b)	any other costs or liabilities arising out of this Promotion or this Sales Promotion Addendum, other than the properly incurred amounts for reimbursement of Rewards.
8.3.	The Promotion is void where restricted or prohibited by law.

Signed by the parties on the dates stated below

GOOGLE	PARTNER
By: /s/ Jane O’Reilly for Graham Law	By: /s/ Craig Richard Harris
Name: Jane O’Reilly for Graham Law	Name: Craig Richard Harris
Title: Board Director	Title: Managing Director
Date: February 2, 2015	Date: January 30, 2015

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